                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             KU ENERGY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                             KU ENERGY CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                             KU ENERGY CORPORATION
                               One Quality Street
                           Lexington, Kentucky 40507

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of KU Energy Corporation (the "Company") will be held in the Second Floor Assembly Room at the offices of the Company, One Quality Street, Lexington, Kentucky, on April 26, at 1:30 p.m., Lexington (Kentucky) Time, for the following purposes:

    (1) To elect to the Board three directors to hold office until the 1997 Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and qualified.

    (2) To transact such other business as may properly come before the meeting.

  For further information with respect to the foregoing, reference is made to the attached Proxy Statement.

  Only holders of Common Stock of the Company of record on its books at the close of business on March 8, 1994, are entitled to vote at the meeting. All such shareholders of record are requested to be represented at the meeting, either in person or by proxy.

  A copy of the Company's Annual Report to Shareholders for the year 1993 has been mailed to each common shareholder of record on the Company's books.

                                          By order of the Board of Directors,

                                          LOGO
                                          George S. Brooks II
                                          General Counsel and Secretary

March 18, 1994

                               ----------------

  SHAREHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE, AS PROMPTLY AS POSSIBLE. THE BOARD OF DIRECTORS DESIRES THE REPRESENTATION OF ALL SHAREHOLDERS AT THE MEETING, WHETHER THEIR HOLDINGS ARE SMALL OR LARGE.

                             KU ENERGY CORPORATION
                               One Quality Street
                           Lexington, Kentucky 40507

                                 MARCH 18, 1994

        Proxy Statement Relating to 1994 Annual Meeting of Shareholders

  The purposes of the meeting are set forth in the accompanying Notice. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about March 18, 1994, certain of the officers, employees and directors of the Company may solicit proxies by correspondence, telephone, telecopy, telegraph or in person, but without extra compensation. In addition, the Company has retained Georgeson & Company, Inc., New York, New York, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, telecopy, telegraph or in person. The estimated cost of the services of Georgeson & Company, Inc. is $8,500. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER ENTITLED TO VOTE AT THE MEETING WHO MAKES A WRITTEN REQUEST THEREFOR A COPY OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K (OTHER THAN CERTAIN EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN REQUESTS FOR A COPY OF THE REPORT SHOULD BE MAILED TO GEORGE S. BROOKS II, SECRETARY OF THE COMPANY, AT THE ADDRESS STATED ABOVE.

  The Company has been the parent holding company of Kentucky Utilities Company ("Kentucky Utilities") since December 1991.

  On the record date for the meeting, March 8, 1994, there were 37,817,878 shares of Common Stock outstanding. Only holders of Common Stock of record on the books of the Company at the close of business on the record date are entitled to vote at the meeting. Each such holder is entitled to vote at the meeting, one vote per share, in respect to each of the matters to be voted on at the meeting, except that in the election of directors each such holder is entitled to cumulative voting and therefore may give one nominee for election as many votes as shall equal the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder or may distribute such votes among any two or more of the nominees. The proxies solicited herewith seek discretionary authority to cast cumulative votes in the election of directors.

  A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action unless a higher vote is required by law. The three nominees for director receiving the highest number of votes will be elected. Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., a "broker non-vote"), will be counted to determine the presence of a quorum but will not be present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

  Shareholders may vote either in person or by duly authorized proxy. The giving of a proxy will not prevent a shareholder from voting in person at the meeting. A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving written notice to the Secretary of the Company prior to such voting. All shares entitled to vote and represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

  Each Participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan"), Kentucky Utilities' Employee Stock Ownership Plan (the "ESOP") or the Kentucky Utilities Employee Savings Plan (the "Savings Plan") will receive a form of proxy by which such Participant may direct the agent or trustee under such Plans as to the manner of voting shares credited to the Participant's accounts under such Plans. Shareholders of record who are participants in the Reinvestment Plan will receive only one form of proxy which will be deemed to include shares held of record and shares, if any, held under such Plan. A Participant of any of such Plans wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plans by making a written request therefor by April 11, 1994, as follows: for the Reinvestment Plan, to George S. Brooks II, Secretary of the Company, at the address stated on page 2; for the ESOP, to Liberty National Bank and Trust, PO Box 32500, Louisville, Kentucky 40232, Attention: Kennedy H. Clark, Jr., Trust Investment Division; and for the Savings Plan, to National City Bank, Kentucky, PO Box 36010, Louisville, Kentucky 40233, Attention:
Judith E. Meany.

                             Election of Directors

  General. Three directors are to be elected at the meeting. Barring unforeseen circumstances and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of Milton W. Hudson, John T. Newton and William L. Rouse, Jr. as directors of the Company, to hold office until the 1997 Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and qualified. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of said persons shall be unable to serve for any reason or be withdrawn from nomination, an occurrence not now anticipated. Except as otherwise indicated, each nominee has been engaged in his present principal occupation for at least the past five years. All information regarding share ownership is as of January 31, 1994.

  The following information is given with respect to the nominees for election as directors:

              MILTON W. HUDSON, 66, has been an economic consultant
- ------------  (Washington, D.C.) since 1991. He was Managing Director and
- ------------  Senior Economic Advisor of Morgan Guaranty Trust Company of New
              York from January 1990 until his retirement in June 1991. He was Senior Vice President and Senior Economic Adviser for Morgan Guaranty from 1988 to 1990. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1990. Mr. Hudson beneficially owns 1,013 shares of Common Stock of the Company.

- ------------  JOHN T. NEWTON, 63, is Chairman of the Board, President and
- ------------  Chief Executive Officer of the Company and Kentucky Utilities.
              He has been a director of the Company since 1988 and a director of Kentucky Utilities since 1974. Mr. Newton beneficially owns 25,538 shares of Common Stock of the Company which include 9,817 shares held jointly with his wife.

              WILLIAM L. ROUSE, JR., 61, was Chairman of the Board and Chief
- ------------  Executive Officer and a director of First Security Corporation
- ------------  of Kentucky, a multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a director of Ashland Oil, Incorporated. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1989. Mr. Rouse beneficially owns 1,000 shares of Common Stock of the Company.

  Information with respect to those directors whose terms are not expiring is as follows:

              MIRA S. BALL, 59, is Secretary-Treasurer and Chief Financial
- ------------  Officer of Ball Homes, Inc., a single-family residential
- ------------  developer and property management company. She has been a director of the Company and Kentucky Utilities since 1992. Ms. Ball beneficially owns 5,053 shares of Common Stock of the Company. Her term expires in 1996.

              W. B. BECHANAN, 68, retired in 1987 as Chairman of the Board and
- ------------  Chief Executive Officer of Kentucky Utilities. He has been a
- ------------  director of the Company since 1991 and a director of Kentucky
              Utilities since 1978. Mr. Bechanan beneficially owns 25,974 shares of Common Stock of the Company which include 22,389 shares held pursuant to family trusts under which Mr. Bechanan has shared investment power. His term expires in 1995.

              HARRY M. HOE, 68, is President and a director of J. R. Hoe &
- ------------  Sons, Inc., Middlesboro, Kentucky, a foundry and casting
- ------------  company. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1979. Mr. Hoe beneficially owns 14,018 shares of Common Stock of the Company which include 4,516 shares held solely by his wife. His term expires in 1995.

- ------------  FRANK V. RAMSEY, JR., 62, is President and Director of Dixon
- ------------  Bank, Dixon, Kentucky, and a farm owner and operator. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1986. Mr. Ramsey beneficially owns 1,400 shares of Common Stock of the Company. His term expires in 1996.

              WARREN W. ROSENTHAL, 70, is a private investor and the owner of
- ------------  Patchen Wilkes Farm, Lexington, Kentucky (a thoroughbred horse
- ------------  breeding operation). Prior to September, 1989, he was Chairman of the Board and a director of Jerrico, Inc., Lexington, Kentucky, an operator of a national restaurant chain. Mr. Rosenthal is a director of Immununomedics, Inc. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1976. Mr. Rosenthal beneficially owns 17,400 shares of Common Stock of the Company. His term expires in 1996.

              CHARLES L. SHEARER, PH.D., 51, is President of Transylvania
- ------------  University, Lexington, Kentucky. He has been a director of the
- ------------  Company since 1991 and a director of Kentucky Utilities since
              1987. Dr. Shearer beneficially owns 1,255 shares of Common Stock of the Company which include 200 shares held solely by his wife and 12 shares held by his children. His term expires in 1996.

              MICHAEL R. WHITLEY, 51, has been Senior Vice President of the
- ------------  Company since 1988 and of Kentucky Utilities since 1987. Mr.
- ------------  Whitley was Secretary of Kentucky Utilities from 1978 until 1992 and of the Company from 1988 until 1992. Mr. Whitley has been a director of the Company and Kentucky Utilities since 1992. Mr. Whitley beneficially owns 13,562 shares of the Common Stock of the Company which include 337 shares held solely by his wife.
              His term expires in 1995.

  Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers; Other Information. The directors, nominees and executive officers of the Company and Kentucky Utilities owned beneficially at February 1, 1994 an aggregate of 157,619 shares of Common Stock of the Company, representing in the aggregate .4% of such stock.

  On January 12, 1993, a report on Form 4 (due January 10, 1993) was filed on behalf of John T. Newton, Chairman, President and CEO of the Company, with the Securities and Exchange Commission reporting a purchase of Company Common Stock.

  Meetings and Committees of the Board of Directors. All members of the Company's Board of Directors are currently members of Kentucky Utilities' Board of Directors. The Board of Directors of the Company and the Board of Directors of Kentucky Utilities have each established five committees: the Executive

Committee, the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee. Committee members are the same for committees of the Company and committees of Kentucky Utilities.

  During 1993, the Board of Directors of the Company held 7 meetings, and the Board of Directors of Kentucky Utilities held 8 meetings.

  During 1993, each director attended 100% of the meetings of the Company's and Kentucky Utilities' Board of Directors and applicable committee meetings.

  The members of the Executive Committee are Messrs. Newton, Rosenthal, Rouse, Shearer and Whitley. Neither the Company's nor Kentucky Utilities' Executive Committee met during 1993. The Executive Committee has the full power of the Board between meetings of the Board, except as provided by law.

  The members of the Audit Committee are Ms. Ball and Messrs. Hoe, Hudson and Rouse. The Company's Audit Committee met two times in 1993 as did the Kentucky Utilities' Audit Committee. The Audit Committee selects and engages (and may discharge) the Company's independent auditors; approves or disapproves each professional service or type of service to be provided by the auditors; meets with the auditors regarding the scope and results of the annual audit and of internal accounting procedures and practices; reviews any recommendations which may be made by the independent auditors; and generally exercises supervision over all matters relating to audit functions, making periodic reports to the Board.

  The members of the Compensation Committee are Messrs. Ramsey, Rosenthal and Rouse. The Company's Compensation Committee met five times in 1993 and Kentucky Utilities' Compensation Committee met three times in 1993. The Compensation Committee reviews compensation for all officers, directors' fees and fees paid to directors for membership on the various committees of the Board; and makes recommendations to the Board at least annually with respect to appropriate levels of compensation and fees.

  The members of the Finance Committee are Messrs. Hudson, Ramsey, Rosenthal and Shearer. The Company's Finance Committee met two times in 1993 and the Kentucky Utilities' Finance Committee met three times in 1993. The Finance Committee monitors and reviews financing programs and capital structure of the Company, reviews the Company's cash position in order to establish programs for the proper investment of amounts determined to be available for such purpose from time to time, and reports to the Board at least annually concerning its activities, or, when appropriate, makes recommendations which the committee deems appropriate for action to be taken by the Board.

  The members of the Nominating Committee are Messrs. Hoe, Rouse and Shearer. The Company's Nominating Committee met one time in 1993 as did the Kentucky Utilities' Nominating Committee. The Nominating Committee makes recommendations to the Board with respect to qualified candidates for election to the Board; and reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which members shall stand for reelection. In making recommendations for election to the Board, the Nominating Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation must comply with certain requirements of the Company's By-laws described herein under the caption "General--Proposals of Shareholders."

  Report of Compensation Committee on Executive Compensation. The Company's principal business activities are carried out through Kentucky Utilities. Each of the officers of the Company whose compensation is reported in the Summary Compensation Table is also an officer of Kentucky Utilities and received compensation in 1993 only from Kentucky Utilities. Such officers of the Company and Kentucky Utilities do not receive separate compensation from the Company for services as an officer. The Kentucky Utilities' Board of Directors establishes compensation for Kentucky Utilities' executive officers on the basis of recommendations made by that Board's Compensation Committee. In addition, the Board of Directors of the Company establishes compensation for Company executive officers who are not also Kentucky Utilities executive officers on the basis of recommendations made by that Board's Compensation Committee. In addition to recommending base salary for all executive officers, the Compensation Committees make recommendations concerning incentive compensation and other compensation programs established by the respective Boards of Directors. The incentive compensation plans described below are administered by the respective Compensation Committees.

  The Company's executive compensation is both market- and performance-based. The Committees believe that both market- and performance-based compensation is necessary to meet the challenges of intensifying competitive, economic and regulatory pressures. Executive compensation consists of four basic components, as described below:

  . Base salary:

      The base salaries of all executive officers are reviewed annually by the Committees, which make recommendations to the Boards of Directors. In considering base salary levels for all officers other than the Chairman, President and CEO, the Committees initially review recommendations made by the Chairman, President and CEO. As part of the review, consideration is given to the operating performance and financial condition of the Company and/or Kentucky Utilities as well as the performance and responsibilities of the individual executives. Consideration is also given to market data for electric utility executives as set forth in the annual Edison Electric Institute Executive Compensation Survey (the "EEI Survey"). More specifically, comparisons are made to those survey companies similarly sized to the Company (those with annual revenues of between $300 million and $1 billion). In 1993 there were 27 such comparable companies; 93% of these survey companies are included among those in the EEI 100 Index to which the Company's performance is compared on page 11 of this proxy statement. The intent of the Committees and Boards is, in general, to set base salary levels above the average but below the highest reported level for comparable positions as shown by the EEI Survey. The specific level of an individual's base salary level is influenced by the specific responsibilities of the position and the performance level of that individual as determined to be appropriate by the Committees and the Boards after considering the recommendations made by the Chairman, President and CEO for all positions, except his own.

  . Annual Performance Incentive:

      The Kentucky Utilities Annual Performance Incentive Plan (the "Kentucky Utilities Incentive Plan") and the Company's Annual Performance Incentive Plan (the "KUE Incentive Plan" and together, the "Incentive Plans") are designed to provide cash incentive compensation opportunities to attract, retain and motivate a select group of employees of Kentucky Utilities and the Company, respectively, including executive officers. No employee who has received an award under one of the plans (i.e. either the Kentucky Utilities Incentive Plan or the KUE Incentive Plan) for a plan year is eligible to receive an award under the other plan for such plan year. Annual cash incentive compensation is based on the financial and competitive strength of the Company and Kentucky Utilities in terms of earnings and cost per kilowatt hour or cost control. The Incentive Plans provide for establishment of individual incentive awards based on performance against specific predetermined performance targets. For Kentucky Utilities the performance targets are based on cost per kilowatt hour and net income available to common shareholders. For the Company, the performance targets are based on cost control criterion and net income available to common shareholders. In addition, personal performance goals are set for participants.

      The Compensation Committees determine eligible participants. An individual's potential incentive compensation is determined by a varying percentage of base salary depending on the individual's position and other factors as determined each year by the Committees. For 1993, there were three tiers of participation for executive officers. If the performance targets are not met, no awards are paid. If the targets are achieved, the awards for executive officers for the three tiers of participation are 20%, 25% and 30%, respectively, of base compensation. Participants may earn up to 1 1/2 times the target award opportunity to the extent performance targets are exceeded. In 1993, the weightings for the various performance measures set forth above varied for each participation tier. For individuals participating in the Kentucky Utilities Incentive Plan having target award levels of 25% and 30% of base compensation (the latter applying only to the Chairman, President and CEO), cost per kilowatt hour performance was weighted at 35%, net income performance was weighted at 35% and individual goals were weighted at 30% of the total award. For other executive officers having target award levels of 20% of base salary, these performance measures were weighted 30%, 30% and 40%, respectively. In the case of a participant in the KUE Incentive Plan for 1993, the performance measures and their weightings were cost control (20%), net income (40%) and individual goals (40%).

      If the goals are met, awards are subject to being paid in cash after each year. Kentucky Utilities Incentive Plan awards earned in 1991, 1992 and 1993, as a result of attaining the performance goals for each of those years, are set forth in the Summary Compensation Table under the column "Bonus" for the individuals named therein.

      Participants may elect to have all or any portion of their cash awards deferred under the applicable Executive Optional Deferred Compensation Plan (collectively, the "Executive Deferred Compensation Plans") established by the Company and Kentucky Utilities, respectively. Amounts deferred will be maintained in an unfunded account for each participant and will be credited with earnings each quarter at a rate of interest equal to the greater of (1) the return on capital of the Company or Kentucky Utilities (as the case may be) for the 12 months ended each quarter or (2) the 13-week Treasury Bill rate in effect on the first business day following each quarter. Amounts credited under the Executive Deferred Compensation Plans will be paid to each participant upon termination of employment or as otherwise permitted by the Executive Deferred Compensation Plans.

      In establishing and periodically reviewing the Incentive Plans, the Committees have utilized the services of outside consultants specializing in executive compensation and benefits. During 1993, an extensive review of both the Incentive Plans and the Performance Share Plans (see below) was conducted by an outside consultant. In conducting such review, the consultant utilized data from the EEI Survey (total sample of 100 companies, 93% of which are included in the EEI 100 Index) as well as a group of 58 utility companies for which the consultant had more detailed information (67% of which are included in the EEI 100 Index). The consultant confirmed the appropriateness of the Incentive Plans and reported that approximately 78% of utility companies have similar plans.

. Long Term Performance Incentive:

      The Kentucky Utilities Performance Share Plan (the "Kentucky Utilities Performance Share Plan") and the Company's Performance Share Plan (the "KUE Performance Share Plan" and together the "Performance Share Plans") are designed to provide long-term incentives in the form of additional compensation to officers and other select employees of Kentucky Utilities and the Company, respectively, dependent upon achievement of the performance measurement compared to a selected group of 18 other companies (total of 19 including Kentucky Utilities or the Company, respectively). For 1993, 100% of the companies or subsidiaries of these companies included in both comparative groups also were in the EEI 100 Index to which the Company's performance is compared on page 11 of this proxy statement.

      Prior to 1993, the performance measure of the Kentucky Utilities Performance Share Plan was growth in earnings per share compared to other companies, but such measure was amended with shareholder approval in 1993 to return on equity compared to the group of comparable companies, which is also the measure used in the KUE Performance Share Plan.

      Under the Performance Share Plans, each year the Compensation Committees determine a Performance Cycle and the number of Performance Shares to be contingently granted to each eligible participant for that Performance Cycle. The Committees have determined that the number of Performance Shares contingently granted will be based on a varying percentage of base salary divided by the year-end market price of the Company's Common Stock. For 1993 for executive officers, the percentage for a base salary of $100,000 to $125,000 was 20%, for $125,000 to
    $150,000 was 25%, for $150,000 to $200,000 was 30%, for $200,000 to
    $300,000 was 40% and for a base salary of $300,000 or above was 50% (the maximum percentage, which applied only to the Chairman, President and CEO in 1993). No employee who receives an award under one of the plans (i.e. either the Kentucky Utilities Performance Share Plan or the KUE Performance Share Plan) for a Performance Cycle is eligible to receive an award from the other plan for such Performance Cycle. Each Performance Cycle is a number of years determined by the Compensation Committee over which the contingent grants of Performance Shares may be earned. Existing Performance Cycles for Kentucky Utilities and the Company have been set at three years. Under both plans a Performance Share is a share unit which is contingently granted to a participant at the beginning of a Performance Cycle.

      The number of Performance Shares that may be earned by each participant for a Performance Cycle is based on the relative performance of the Company or Kentucky Utilities, as the case may be, compared to the specified group of similar companies. For each Performance Cycle, management submits to the Compensation Committees recommendations for proposed participants, target award opportunities (stated in Performance Shares), Performance Cycle length, performance goals, a scale which specifies the number of Performance Shares to be earned by each participant depending upon the degree to which the target goal is met and a group of companies to which performance comparison will be made. See the information below the table "Long Term Incentive Plan--Awards In Last Fiscal Year" for a description of the scale. At the end of each Performance Cycle, the Compensation Committees determine the number of Performance Shares earned by each participant, based on the degree to which actual performance compared to the targets set. Upon such determination, Performance Shares earned for that Performance Cycle, if any, will be converted into an equal number of restricted shares of the Company's Common Stock.

      The first Performance Cycle for Kentucky Utilities commenced in 1990 and was completed in 1992. Since the stringent target goals set by the Committee were not met, there were no distributions of restricted shares to participants. All contingent awards for the 1990-1992 Performance Cycle have lapsed.

      The Performance Cycle that commenced in 1991 was completed in 1993. Shares of Common Stock earned in respect of that Performance Cycle, if any, will be distributed to participants in the second quarter of 1994 after necessary comparisons are made.

      The Performance Share Plans have been included with the Incentive Plans in reviews by outside consultants as described under "Annual Performance Incentive" above. The consultant confirmed the appropriateness of the Performance Share Plans, reporting that approximately 85% of utilities have long term incentive plans.

  . Benefits:

      Executive officers of the Company and Kentucky Utilities, including those listed in the Summary Compensation Table on page 13 of this proxy statement, are eligible for participation in the standard benefit package available to all Company and Kentucky Utilities' employees. In addition, executive officers of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan, which is described below under "Executive Compensation".

  The above described components combine to provide total compensation packages that enable the companies to effectively recruit, motivate and retain executive personnel. In keeping with prevailing industry practices for such executive-level personnel, the Committees have acted to place a significant portion (up to approximately 50%, as described below) of total compensation for executive employees "at risk," that is tied directly to company performance. The "at risk" nature of such compensation is demonstrated by the varying annual Incentive Plan payouts and the zero payout under the Performance Share Plan shown as "Bonus" and "LTIP Payouts," respectively, in the Summary Compensation Table on page 13. Base salary levels, although set at competitive levels, are set to constitute an increasingly smaller portion of total compensation at the higher executive levels. For the Chairman, President and CEO, base salary, assuming achievement of target levels for the incentive plans, would constitute approximately 60% to 65% of total compensation, with the remainder tied directly to performance. At maximum achievement levels under those plans, his base salary would constitute approximately 50% of total compensation, with the remainder tied directly to performance. The Committees believe that placing significant portions of executive compensation "at risk" furthers the interests of both shareholders and ratepayers.

  The Kentucky Utilities Compensation Committee makes its recommendations for the base salary of John T. Newton, Chairman, President and CEO, by utilizing the same criteria and philosophies described above. The Committee analyzes Mr. Newton's individual performance on the additional basis of its evaluation of the performance and coordination of the Company's and Kentucky Utilities' other management personnel. The incentive portion of Mr. Newton's compensation for 1993 was provided under the Kentucky Utilities Incentive Plan and the Kentucky Utilities Performance Share Plan. As described above, compensation under these plans is tied to Company performance. Awards made under those plans to Mr. Newton were established at the levels and utilizing formulas set forth above. Specific information regarding the level of compensation, and Incentive Plan and Performance Share Plan participation for Mr. Newton are set forth in the tables shown under "Executive Compensation" below and as detailed in the discussion above.

  None of the present members of the Compensation Committees is (or has been) an employee of the Company or Kentucky Utilities. The members of the Company's Compensation Committee and Kentucky Utilities' Compensation Committee responsible for this report are:

                                          Frank V. Ramsey, Jr.
                                          Warren W. Rosenthal
                                          William R. Rouse, Jr.

  Performance Graph. The following performance graph compares the performance for the last five years of the Company's Common Stock (or for periods prior to December 1, 1991, Kentucky Utilities' Common Stock) to the S&P 500 Index and the index of 100 investor owned electric and combination electric and natural gas utilities reported by Edison Electric Institute (the "EEI 100 Index"). The graph gives total shareholder return in each case assuming $100 invested at December 31, 1988 and the reinvestment of all dividends. Following the graph is a chart giving the same information.

                             [GRAPH APPEARS HERE]

                              Shareholder Returns
                             (Dividends Reinvested)

                                                    DECEMBER 31,
                                    --------------------------------------------
                                    1988  1989    1990    1991    1992    1993
                                    ---- ------- ------- ------- ------- -------
KU Energy Corporation.............. $100 $122.14 $130.83 $185.77 $200.68 $218.31
EEI 100 Index......................  100  129.92  131.52  169.39  182.09  202.82
S&P 500 Index......................  100  131.69  127.60  166.47  179.16  197.21

  Directors' Compensation. Each director of the Company is also a director of its principal subsidiary, Kentucky Utilities. Each director who is not an employee of the Company is paid an annual retainer of $15,000. This retainer is reduced by any retainer paid from a Company subsidiary. Kentucky Utilities pays non-employee directors an annual retainer of $12,600. Thus, the net annual Company retainer paid to such directors is $2,400 but the aggregate paid for serving on both Boards is $15,000.

  In addition to an annual retainer, the Company and Kentucky Utilities pay each non-employee director a $750 fee for each meeting of a Board or a particular committee attended; provided that if the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings and if the same committee of the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings. Out-of-pocket travel expenses are paid to directors for all meetings attended.

  All eligible directors of the Company and Kentucky Utilities are entitled to participate in the Director Retirement Retainer Programs (the "Director Retirement Plans") of the Company and Kentucky Utilities. Directors who are not, and have not previously been, an officer of Kentucky Utilities, the Company, or their affiliated companies ("outside directors") are eligible to participate. An outside director who is 65 years of age and has completed at least five consecutive years of service on the Company's and/or Kentucky Utilities' Board will receive, upon termination of service from a Board for any reason other than death, an annual retirement benefit equal to the annual retainer paid to such Board's directors in effect as of such termination, payable monthly over a period of years equal to the number of full years such director served on the Board, but not in excess of 10 years. Such payments cease, however, if the director dies before all such payments are made. In the event of a change in control of the Company or Kentucky Utilities, any person then receiving a retirement benefit would be paid, within 30 days of the change in control, a lump sum payment equal to the discounted present value of all then unpaid installments of the director's retirement benefit. In the event of a change in control, each outside director in office immediately prior to such change in control will be eligible to receive an accelerated retirement benefit if the director terminates service from a Board for any reason other than death within three years of the date of the change in control. Such accelerated retirement benefit would be paid in a lump sum within 30 days of such termination and would be equal to the discounted present value of the retirement benefit which such director would have received if the director had retired from the Board at age 70 (or for certain directors, 72) and lived to collect the full benefit otherwise payable under the applicable Director Retirement Plan. Such benefit would be based on the higher of the annual retainer in effect immediately prior to the change in control or immediately prior to such director's termination of service. Change in control is broadly defined under the Director Retirement Plans and includes any merger, consolidation, reorganization or sale of substantially all of the assets of the Company or Kentucky Utilities which results in less than a majority of the voting power of the resulting entity being owned by the holders of the Common Stock of the Company prior to the transaction; a change in the majority of the Board of Directors of the Company or Kentucky Utilities over a two-year period which is not approved by two-thirds of the incumbent directors; and the acquisition by any person or group of persons of beneficial ownership of 10% or more of the Common Stock of the Company or Kentucky Utilities. The annual retainer in effect upon the director's termination from a Board will be calculated as described in the first paragraph under this caption.

  Directors may elect to have all or a specified portion of their director's fees deferred under the Director Deferred Compensation Plans (the "Director Deferred Compensation Plans") of the Company and Kentucky Utilities. Amounts deferred will be maintained in unfunded accounts for each participant, which bear interest at a floating rate based upon the average prime rate charged by banks as reported in the Federal Reserve

Bulletin. Amounts credited under the Director Deferred Compensation Plans will be paid to the participant upon termination as a director for any reason other than death in a single payment or, with interest, quarterly over a period of not to exceed 40 calendar quarters, or, with interest, annually over a period of not to exceed 10 years. In the event of a participant's death, payment of any remaining balance of credited amounts will be made in a single payment to a designated beneficiary. In certain cases, directors may receive a distribution of deferred amounts in the event of substantial financial hardship. In the event of a change in control of the Company or Kentucky Utilities, any director who terminated prior to the change in control whose deferred amounts have not been distributed would receive, within 15 days of the change in control, a lump sum payment of the undistributed amounts. In the event of a change in control, each director who terminates thereafter would be paid, within 15 days after termination, a lump sum payment of the director's deferred amounts. Change in control has essentially the same meaning as under the Director Retirement Plans described above. Because officers of the Company and Kentucky Utilities receive no compensation for services as directors, any director who is an officer is not eligible to participate in the plans.

  Executive Compensation. The following table contains information with respect to the compensation paid by (or earned from) the Company and Kentucky Utilities, for all services rendered during 1991 through 1993 in all capacities, to the Chief Executive Officer and the four most highly compensated executive officers of the Company and Kentucky Utilities:

                           Summary Compensation Table

                                                       LONG TERM
                                                      COMPENSATION
                          ANNUAL COMPENSATION           PAYOUTS
                  ----------------------------------- ------------
    NAME AND                             OTHER ANNUAL               ALL OTHER
   PRINCIPAL            SALARY   BONUS   COMPENSATION LTIP PAYOUTS COMPENSATION
    POSITION      YEAR   ($)     ($)(1)     ($)(2)        ($)         ($)(3)
   ---------      ----  ------   ------  ------------ ------------ ------------
JOHN T. NEWTON;   1993 $424,237 $144,362   $11,886        $ 0         $8,444
Chairman of the
Board,            1992  414,909   99,075    11,161        --           4,870
President, Chief  1991  361,212  121,295     9,998        --           3,299
Executive
Officer &
Director of the
Company
& Kentucky
Utilities
MICHAEL R.
WHITLEY;          1993  219,529   62,164     1,258          0          6,045
Senior Vice
President         1992  210,682   41,834        21        --           3,574
& Director of
the               1991  187,913   53,605         0        --           2,748
Company &
Kentucky
Utilities
JAMES W. TIPTON;  1993  204,042   60,331     1,201          0          5,712
Senior Vice
President         1992  205,199   41,834        18        --           3,346
of Kentucky
Utilities         1991  187,913   53,605         0        --           2,643
O. M. GOODLETT;   1993  188,724   54,257         0          0          4,497
Senior Vice
President of      1992  160,215   24,736         0        --           2,182
Kentucky
Utilities         1991  136,610   29,640         0        --           1,968
ROBERT M.
HEWETT;           1993  144,850   32,514         0          0          4,180
Vice President
of                1992  139,730   24,011         0        --           2,065
Kentucky
Utilities         1991  124,235   28,468         0        --           1,856

- --------
(1) Bonuses are paid under the Annual Performance Incentive Plan. Any bonus earned but deferred under the Executive Deferred Compensation Plan is included in the Table.
(2) Other annual compensation consists of amounts for group term life insurance and related taxes.
(3) All other compensation includes above market rate interest earned on deferred compensation and the employer matching contribution made to the officer's account in the 401(k) Employee Savings Plan. Such amounts for 1993 are shown in the following table.

                                                      INTEREST ON     401(K)
      EXECUTIVE                                         DEFERRED     MATCHING
       OFFICER                                        COMPENSATION CONTRIBUTION
      ---------                                       ------------ ------------
       John T. Newton................................    $3,947       $4,497
       Michael R. Whitley............................     1,548        4,497
       James W. Tipton...............................     1,215        4,497
       O. M. Goodlett................................         0        4,497
       Robert M. Hewett..............................         0        4,180

  Performance Shares contingently awarded under the Company's and Kentucky Utilities' Performance Share Plans in 1993 are reported in the Long Term Incentive Plan awards table below. Normally only Long-Term Incentive Awards for the most recently completed fiscal year are disclosed. Because in 1993 the Company submitted for approval by its shareholders the adoption of the KUE Performance Share Plan and amendment of the Kentucky Utilities Performance Share Plan, applicable rules required disclosure in the Company's 1993 proxy materials of awards made in 1992 and 1993. Accordingly, the awards shown below under the Kentucky Utilities Performance Share Plan under "Number of Units or Other Rights" are the same awards as shown in last year's proxy statement under "Number of Performance Shares" and "Year of Contingent Grant--1993." However, amounts shown below under "Estimated Future Payouts Under Non-Stock Price-Based Plans" have been recalculated based on the price of the Company's Common Stock on December 31, 1993. A description of how awards are determined is presented under "Report of Compensation Committee on Executive Compensation." A description of the scale by which performance targets are set follows the table.

              Long Term Incentive Plan--Awards In Last Fiscal Year

                         NUMBER PERFORMANCE
                           OF    OR OTHER
                         UNITS    PERIOD
                           OR      UNTIL       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                         OTHER  MATURATION               PRICE-BASED PLANS(3)
                         RIGHTS     OR      ----------------------------------------------
   NAME                  (#)(1)  PAYOUT(2)  THRESHOLD ($)      TARGET ($)      MAXIMUM ($)
   ----                  ------ ----------- ------------- -------------------- -----------
John T. Newton.......... 7,110        3          $ 0      $103,095 or $154,642  $206,190
Michael R. Whitley...... 2,915        3            0      42,267 or 63,401        84,535
James W. Tipton......... 2,845        3            0      41,252 or 61,878        82,505
O. M. Goodlett.......... 1,920        3            0      27,840 or 41,760        55,680
Robert M. Hewett........ 1,210        3            0      17,545 or 26,317        35,090

- --------
(1) Constitutes Performance Shares contingently granted under the Kentucky Utilities Performance Share Plan in 1993.
(2) Number of years in Performance Cycle.
(3) See description below for the scale that determines which amount would be applicable.

  Under the Kentucky Utilities Performance Share Plan, which commenced in 1990 and is described under "Report of Compensation Committee on Executive Compensation," above, Performance Shares have been contingently granted each year since 1990 in each case for a three-year Performance Cycle. For the Performance Cycle commencing in 1990, it has been determined that there is a zero payout. Shares of Common Stock are awarded under the plan only after the end of the Performance Cycle and if the performance goals have been met. Participants will not be able to sell such Common Stock for a designated period, expected to be seven years, or until earlier retirement, death or as otherwise provided in the Performance Share Plan.

  For the Performance Cycles commencing in 1992 and prior years, payouts of awards will be based on the extent to which Kentucky Utilities' growth in earnings per share compares to 19 selected utilities (including Kentucky Utilities). The scale that determines if awards are earned is as follows: if Kentucky Utilities ranks in the top three, the payout will be 100% of the contingent grant (the Maximum shown in the table), if its rank is fourth through sixth, 75%, if its rank is seventh or eighth, 50% (the two figures shown as Target in the table) and if Kentucky Utilities ranks ninth or below, no shares will be awarded for that Performance Cycle (shown as the Threshold in the table). The dollar amounts of the Threshold, Target and Maximum awards are calculated assuming shares are awarded and based on the price of the Common Stock on December 31, 1993 ($29). The actual value of the shares awarded, if any, may be higher or lower.

  Payouts for the 1993-1995 Cycle will be determined by calculating the average return on equity for the Performance Cycle of Kentucky Utilities compared to the average return on equity for the Performance Cycle of the comparable utilities. The returns will then be ranked in descending order, and the payout will be determined in accordance with the scale of Kentucky Utilities' rank described above (i.e. top 3=100%; 4-6=75%; 7-8=50%; 9 or below=0).

  The KU Energy Performance Share Plan, which commenced in 1993, operates similarly to the Kentucky Utilities Performance Share Plan described above. The group of 19 comparative companies is selected from among utility holding companies. Payouts will be determined based on average return on equity of KU Energy compared to the average return on equity for the Performance Cycle of the comparable utility holding companies.

  Each of the officers of the Company and Kentucky Utilities is entitled to participate in the Kentucky Utilities employee retirement plans described below.

  Executive officers, like other employees, are eligible to participate in Kentucky Utilities' Retirement Plan, and all eligible persons whose compensation is reported in the Summary Compensation Table participated in the Retirement Plan. Contributions to the Retirement Plan are determined actuarially and cannot be readily calculated as applied to any individual participant or small group of participants. Generally, compensation for Retirement Plan purposes means base compensation while a participant, excluding overtime pay, commissions, performance incentive compensation or other extraordinary compensation. The compensation for Retirement Plan purposes of the individuals named in the foregoing table is substantially equivalent to the base salary reported in the Summary Compensation Table. As of December 31, 1993, the credited years of service under the Retirement Plan for such persons were as follows: Mr. Newton, 35 years; Mr. Whitley, 29 years; Mr. Tipton, 26 years; Mr. Goodlett, 23 years; and Mr. Hewett, 24 years. Retirement Plan benefits depend upon length of service, age at retirement and amount of compensation (determined in accordance with the Retirement Plan).

  Although higher amounts are determined under the Retirement Plan and shown in the table below, in most cases, pension benefits under the Retirement Plan or compensation used to measure such benefits will be reduced to comply with maximum limitations imposed by the Internal Revenue Code. Under such limitations effective in 1994, no base compensation above $150,000 may be used to calculate a benefit, except in the case of certain executive officers to preserve benefits accrued under previously applicable rules. In addition, no annual benefit derived from employer contributions may exceed $118,800. Assuming retirement at age 65, a Retirement Plan participant would be eligible at retirement for a maximum annual pension benefit (without taking into account the Internal Revenue Code limitations referred to above) set forth in the following table. However, assuming retirement at age 65, assuming 1993 base compensation and taking into account the Internal Revenue Code limitations, the annual pension benefit under the Retirement Plan for the executive officers named in the Summary Compensation Table would be as follows:
Mr. Newton, $120,818, Mr. Whitley, $102,545, Mr. Tipton, $93,978, Mr. Goodlett, $84,578, and Mr. Hewett, $87,098.

                       ANNUAL BENEFIT AFTER SPECIFIED YEARS OF SERVICE(2)
FINAL AVERAGE     -------------------------------------------------------------
 BASE PAY(1)        15       20       25       30       35       40       45
- -------------     ------- -------- -------- -------- -------- -------- --------
$125,000          $24,999 $ 33,333 $ 41,666 $ 49,999 $ 58,332 $ 66,665 $ 74,998
 150,000......... $29,999 $ 39,999 $ 49,999 $ 59,999 $ 69,998 $ 79,998 $ 89,998
 200,000......... $39,999 $ 53,332 $ 66,665 $ 79,998 $ 93,331 $106,664 $119,997
 250,000......... $49,999 $ 66,665 $ 83,331 $ 99,998 $116,664 $133,330 $149,996
 300,000......... $59,999 $ 79,998 $ 99,998 $119,997 $139,997 $159,996 $179,996
 350,000......... $69,998 $ 93,331 $116,664 $139,997 $163,329 $186,662 $209,995
 400,000......... $79,998 $106,664 $133,330 $159,996 $186,662 $213,328 $239,994
 450,000......... $89,998 $119,997 $149,996 $179,996 $209,995 $239,994 $269,993
 500,000......... $99,998 $133,330 $166,663 $199,995 $233,328 $266,660 $299,993

- --------
(1) "Final average base pay" generally means the average annual compensation during the 60 consecutive months of highest pay during the period of employment.
(2) Annual benefits shown are on a straight life annuity basis. Amounts shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits may be reduced by Internal Revenue Code limitations described above.

  Executive officers and certain other employees of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan which provides retirement, disability and death benefits as well as a change in control retirement benefit and a change in control severance benefit. As to executive officers, upon retirement at age 65, an eligible member will receive 15 annual payments of an amount equal to 75% of basic compensation, offset by benefits payable from any defined benefit plan of the Company or an affiliate (such as Kentucky Utilities' Retirement Plan) and social security benefits. Basic compensation is the annualized base monthly salary of the member, exclusive of performance incentive compensation or other extraordinary compensation, in effect at termination of employment by retirement, disability or death. Upon termination of employment by death prior to age 65, the member's beneficiary will receive an annual benefit equal to 50% of basic compensation until the later of the date such member would have attained age 65 or completion of 15 annual payments. Upon termination of employment by disability, the member will receive the "retirement benefit" if the member lives to retirement age and is then disabled or the "death benefit" if the member dies prior to retirement age and is disabled at death. Benefits will be paid from the general funds of the employer. The estimated annual benefits from Kentucky Utilities' Supplemental Security Plan that would be payable upon retirement at normal retirement age for the individuals named in the Summary Compensation Table (assuming 1993 basic salary) are as follows: Mr. Newton, $180,550; Mr. Whitley, $48,121; Mr. Tipton, $49,182; Mr. Goodlett, $42,376; and Mr. Hewett, $5,737. Under the terms of the Supplemental Security Plan, the foregoing amounts increased from those reported in 1993 because of reductions in amounts that will be payable under the Retirement Plan resulting from the Internal Revenue Code limitations described above. To assist in providing funds to pay such benefits when they become payable, insurance is purchased on the lives of the members of the Supplemental Security Plan.

  Under the Supplemental Security Plan, members are entitled to change in control severance benefits in the following circumstances: (i) involuntary termination of the individual's employment within two years following the change in control for reasons other than cause, death, permanent disability or attainment of age 65, (ii) resignation within two years of the change in control for good reason (as defined in the plan) and (iii) in respect of the Chairman of the Board, the President, the Chief Financial Officer or, if such positions are filled by less than three persons, the Executive Vice President, in each case of Kentucky Utilities, termination of employment for any reason during the 30-day period commencing on the first anniversary of the change in control. In such circumstances, the employee will be entitled to a change in control severance payment equal to a certain percentage (300% in the case of executive officers of the Company or Kentucky Utilities) of the sum of (i) the employee's basic compensation and (ii) the employee's target annual performance incentive compensation. In addition, the employee will be entitled to continuation of certain employee welfare benefits for up to three years following termination of employment, subject to an offset for comparable benefits. Under the Supplemental Security Plan, the employee is entitled to receive additional payments, if necessary, to reimburse the employee for certain federal excise tax liabilities.The Supplemental Security Plan's change in control retirement benefit provides that, upon termination of employment, other than for cause (as defined in the Supplemental Security Plan) following a change in control, an eligible member will receive a lump sum amount equal to the present value of the retirement benefit (described in the preceding paragraph and assuming the member is then 65 but prorated if the member then has less than 15 years of service, including an assumed three additional years of service for executive officers); provided that, if the termination is more than two years from the change in control, the calculation of years of service will not include the assumed additional three years and the compensation upon which the benefit is calculated will be the actual compensation in effect at termination (rather than the compensation in effect at the change in control which, if higher, would be used if termination occurred within two years of the change in control). The change in control severance benefits and change in control retirement benefits are effective for a minimum of five years, which is automatically extended from year to year unless Kentucky Utilities gives notice that it does not wish to extend the period of effectiveness. Change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation."

  The Performance Share Plans and Executive Deferred Compensation Plans contain provisions relating to a change in control. Under each of these plans a change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation." Under the Performance Share Plans, if a participant's employment is terminated voluntarily or involuntarily after a change in control, such participant will have the right to an immediate cash payment for all Performance Cycles in which the participant is currently participating. The amount payable to a participant in the event of termination in connection with a change in control will be determined in accordance with the formula specified in the Performance Share Plan. In addition, after a change in control, whether or not the participant is terminated, under the Executive Deferred Compensation Plans, all amounts held under such plans will be paid to the participant. The Incentive Plans do not contain any change in control provisions.

                                    General

  Independent Public Accountants. The Audit Committee of the Board has selected the firm of Arthur Andersen & Co. as independent public accountants to examine the financial statements of the Company and

Kentucky Utilities for 1994. The firm served as the Company's independent public accountants since 1991 and as Kentucky Utilities' independent public accountants for many years. Representatives of the firm are not expected to be present at the annual meeting.

  Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than November 18, 1994, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting. A shareholder submitting a proposal or nominating a person to serve as director must comply with procedures set forth in the Company's By-laws. In general, the By-laws provide that for business to be considered at an annual meeting of shareholders, a shareholder must give timely and proper notice of the matter to the Secretary of the Company. The notice must specify in reasonable detail the business desired to be brought before the meeting and contain other information required by the By-laws. Nominations for director may be made by shareholders only if the shareholder has given timely and proper notice thereof to the Secretary of the Company. The notice must contain the name of the person or persons nominated, certain information about the nominee and other information required by the By-laws. Shareholder proposals or nominations must be received no fewer than 60 days prior to the meeting (or, if the date of the meeting has not been made public, within 10 days after the publication of the date of the meeting).

  Other Business. The meeting is being held for the purposes set forth in the Notice which accompanies this Proxy Statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than the election of directors. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          KU Energy Corporation

                                          By order of the Board of Directors

                                                     John T. Newton,
                                                 Chairman and President

                                                   George S. Brooks II
                                              General Counsel and Secretary

                                      LOGO

                           Graphic Material Appendix


The performance graph required by Item 402(1) of Regulation S-K is on page 11 of this filing. The paper copy has a line graph with three differentiated lines showing the returns given in the data presented on page 11. A paper copy of the graph has been submitted supplementally to the Branch Chief pursuant to Regulation S-T, Item 304(d)(2).

   KU ENERGY CORPORATION   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

  PROXY. The undersigned appoints, and if a participant in the Company's dividend reinvestment plan, and/or Kentucky Utilities Company's employee stock ownership plan and/or employee savings plan, authorizes and directs the appropriate agent or trustee, in each case as agent for the undersigned, to appoint, W.B. BECHANAN, WARREN W. ROSENTHAL and JOHN T. NEWTON, and each of them, attorneys and proxies, with power of substitution, to vote all shares of COMMON STOCK of KU Energy Corporation of record in the name of the undersigned, and all shares, if any, of such stock credited to the account of the undersigned under each of such plans, in each case, at the close of business on March 8, 1994, at the 1994 annual meeting of shareholders (or any adjourned session) as follows:

                  FOR all nominees          WITHHOLD AUTHORITY to vote for all
                  listed below              nominees listed below [_]
                  (except as marked
                  to the contrary
                  below) [_]
1. Election of Directors:

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.
            Milton W. Hudson, John T. Newton, William L. Rouse, Jr.,
In their discretion with respect to such other business as may properly come before the meeting, all as set forth in the Notice and Proxy Statement relating to the meeting.

                         (to be signed on reverse side)
       (continued from other side)
SHARES REPRESENTED BY THIS PROXY SHALL BE
VOTED AS SPECIFIED ON THE REVERSE SIDE. IN
ABSENCE OF SPECIFIC DIRECTIONS, SAID SHARES
SHALL BE VOTED FOR THE ELECTION OF DIRECTORS.

                                              PLEASE DO
                                              NOT FOLD
                                              Dated ______
                                              PLEASE SIGN BELOW

                                     -----------------------

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NOTE: PLEASE DATE AND SIGN EXACTLY AS NAME(S) APPEAR ABOVE AND RETURN SIGNED
PROXY IN ENCLOSED ENVELOPE. IF THE STOCK IS ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN THE PROXY. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.